Exhibit 4.5
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          SUPPLEMENTAL AGREEMENT, dated as of October 14, 1994,
between ICN Merger Corp., a Delaware corporation ("New ICN"), and Bank Leu AG (the "Principal Exchange Agent"), as principal exchange agent of the 5-5/8% certificates due February 5, 2001 (the "Certificates") issued by Xr Capital Holding, a Guernsey, Channel Island, trust (the "Trust");

          WHEREAS on September 17, 1986 Ansbacher (Guernsey) Limited ("Ansbacher"), as trustee for the Trust, ICN Pharmaceuticals, Inc. ("ICN"), SPI Pharmaceuticals, Inc. ("SPI") and Banque Gutzwiller, Kurz, Bungener, S.A. ("Gutzwiller") as representative of a consortium of Swiss financial institutions (the "Banks") entered into a Subscription Agreement (the "Subscription Agreement") pursuant to which the Trust issued SFr. 100,000,000 aggregate principal amount of the Certificates, and, concurrently therewith, ICN, SPI, Gutzwiller and the Banks entered into an Exchange Agency Agreement (the "Exchange Agency Agreement") pursuant to which Gutzwiller was appointed as principal exchange agent for the exchange of the Certificates in accordance with the Exchange Provisions attached to the Exchange Agency Agreement (the "Exchange Provisions");

          WHEREAS, each Certificate is exchangeable as follows:
(i) 100% of its face amount for common stock, $1.00 par value (the "ICN Common Stock"), of ICN at an exchange price immediately prior to the Merger (as defined herein) of $24.09638554 (the "ICN Exchange Price") or (ii) 50% of its face amount for ICN Common Stock at the ICN Exchange Price and 50% of its face amount into common stock, $.01 par value, of SPI (the "SPI Common Stock") at an exchange price immediately prior to the Merger of $20.74824 (the "SPI Exchange Price");

          WHEREAS, on the date hereof, Certificates with an aggregate principal amount of SFr. 66,510,000 are outstanding;

          WHEREAS, Gutzwiller previously changed its name to Bank
Leu (Geneva) S.A. and Bank Leu (Geneva) S.A. was subsequently merged into the Principal Exchange Agent;

          WHEREAS, in November 1992, the name of the Trustee changed from Ansbacher (C.I.) Limited to International Bank & Trust Company and on September 29, 1994, the name of the Trustee changed from International Bank and Trust Company (Guernsey) Limited to Ansbacher (Guernsey) Limited;

          WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 1, 1994 (the "Merger Agreement"), among ICN, SPI, Viratek, Inc., ICN Biomedicals, Inc. and New ICN, it is intended that ICN, SPI and one or more affiliates of ICN and SPI will be merged into New ICN (the "Merger");

          WHEREAS, New ICN will be the surviving corporation of the Merger and, upon the effectiveness thereof, New ICN will change its name to ICN Pharmaceuticals, Inc.;

          WHEREAS, Section 6 of the Exchange Provisions provides that, in the event of a merger in which ICN or SPI are not the surviving corporation, the surviving corporation shall enter into a supplemental agreement with the principal exchange agent which shall (a) provide that the holder of each Certificate then outstanding shall have the right to receive thereafter during the period such Certificate shall be exchangeable upon exchange thereof in lieu of each share of ICN Common Stock or SPI Common Stock deliverable upon such exchange immediately prior to such event, only the kind and amount of shares and/or other securities and/or property and/or cash which are receivable, upon such merger by a holder of one share of ICN Common Stock or SPI Common Stock, as the case may be, and (b) set forth the Applicable Exchange Price (as defined therein) for the shares and/or other securities and/or property and/or cash so issueable, which shall be an amount equal to the Applicable Exchange Price per share of ICN Common Stock or SPI Common Stock, as the case may be, immediately prior to such event; and

          WHEREAS, New ICN desires to enter into such supplemental agreement;

          NOW THEREFORE, in consideration of the premises herein set forth and in order to comply with Section 6 of the Exchange
Provisions, the parties hereto agree as follows:

          1. In compliance with Section 6 of the Exchange Provisions, on and after the date hereof until January 10, 2001 the holder of each Certificate shall be entitled to receive upon exchange of his or her Certificate in accordance with the provisions of the terms of the Certificates (the "Terms of the Certificates") and the Exchange Provisions, (a) in lieu of each share of ICN Common Stock deliverable to such holder immediately prior to the date hereof, 0.512 shares of common stock, $.01 par value, of New ICN (the "New ICN Common Stock") and (b) in lieu of each share of the SPI Common Stock deliverable to such holder immediately prior to the date hereof one share of New ICN Common Stock.

          2. On and after the date hereof the exchange price for such 0.512 shares of New ICN Common Stock deliverable to the holder of a Certificate upon exchange thereof in lieu of one share of ICN Common Stock shall be $24.09638554, which amount equals the ICN Exchange Price in effect immediately prior to the Merger, and the exchange price for such share of New ICN Common Stock deliverable to a holder of a Certificate upon exchange thereof in lieu of one share of SPI Common Stock shall be $20.74824, which amount equals the SPI Exchange Price in effect immediately prior to the Merger.

          3. New ICN hereby represents and warrants to the Principal Exchange Agent for the benefit of the holders of the Certificates that the exchange ratios set forth in Section 1 hereof are the exchange ratios applicable to the exchange of ICN Common Stock and SPI Common Stock for New ICN Common Stock as provided in the Merger Agreement.

          4.   The Exchange Agreement and the Terms of the
Certificates are confirmed and preserved in all respects other than as modified pursuant to Section 1 hereof.

          5. This Supplemental Agreement shall become effective immediately upon the filing of the Certificate of Merger evidencing the Merger with the Secretary of State of the state of Delaware.

          6. This Supplemental Agreement may be executed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          7. This Supplemental Agreement shall be construed in accordance with and governed by the laws of Switzerland, except as to matters regarding the exchange of the Certificates for ICN Common Stock, SPI Common Stock or New ICN Common Stock, which shall be governed by and construed in accordance with the law of Delaware.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be duly executed, as of the date and year first above written.

                    ICN MERGER CORP.

                    By:  s/
                       -----------------------------------------
                         John E. Giordani
                         Director and Vice President


                    BANK LEU AG

                    By:  s/                     s/
                       -----------------------------------------
                         J. Sturzenegger        C. Ehrensperger
                         Member of Senior       Associate
                         Management